ISSUER FREE WRITING PROSPECTUS
Filed Pursuant to Rule 433
Registration Statement No. 333-155535
Dated March 3, 2010

JPMorgan Chase & Co. Yield Optimization Notes with Contingent Protection
Linked to the common stock of Advanced Micro Devices, Inc. due on or about March 19, 2012
Linked to the American depositary shares of Barclays PLC due on or about March 19, 2012
Enhanced Income Strategies for Equity Investors

Investment Description

Yield Optimization Notes with Contingent Protection are senior, unsecured Notes issued by JPMorgan Chase & Co. (the “Issuer”) (each a “Note” and collectively, the “Notes”) linked to the performance of the common stock or the American depositary shares, which we refer to as the “ADS” of a specific company (the “Underlying Stock”). The Notes pay enhanced coupons and provide either a return of principal or shares or ADS of the applicable Underlying Stock at maturity. The enhanced coupons are designed to compensate you for the risk that you may receive a share of the applicable Underlying Stock at maturity for each Note held that is worth less than your principal. At maturity, you will receive one share or ADS of the applicable Underlying Stock (subject to adjustments, in the case of certain corporate events described in the accompanying product supplement no. UBS-8-A-I under ‘‘General Terms of Notes — Anti-Dilution Adjustments,” in the sole discretion of the calculation agent) for each of your Notes if the closing price of the applicable Underlying Stock on the Final Valuation Date (the “Final Price”) is below the specified Trigger Price. Otherwise, you will receive your principal in cash. We will make coupon payments during the term of the Notes regardless of the performance of the applicable Underlying Stock. Investing in the Notes involves significant risks. You may lose some or all of your principal. The contingent protection feature applies only if you hold the Notes until maturity. Any payment on the Notes is subject to the creditworthiness of the Issuer.

Features

❑	Income—Regardless of the performance of the applicable Underlying Stock, we will pay you coupons designed to compensate you for the fact that you could lose some or all of your principal.

❑	Tactical Investment Opportunity—If you believe the applicable Underlying Stock will trend sideways over the term of the Notes — moving neither positively, by more than the coupon paid on the Notes, nor negatively by more than the amount of the contingent protection — the Note may provide improved performance compared to a direct investment in the applicable Underlying Stock.

❑	Contingent Protection Feature—If you hold the Notes to maturity and the applicable Underlying Stock does not close below the Trigger Price on the Final Valuation Date, you will receive 100% of your principal, subject to the creditworthiness of JPMorgan Chase & Co., and you will not participate in any appreciation of the applicable Underlying Stock. If you hold the Notes to maturity and the applicable Underlying Stock closes below the Trigger Price on the Final Valuation Date, you will receive one share (subject to adjustments in the case of certain corporate events) of the applicable Underlying Stock, which will be worth less than your initial investment and may have no value at all.

Key Dates

Trade Date[1]	March 15, 2010
Settlement Date[1]	March 19, 2010
Final Valuation Date[2]	March 13, 2012
Maturity Date[2]	March 19, 2012

[1]

Expected. In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed so that the stated term of the Notes remains the same.

[2]	Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Payment at Maturity” in the accompanying product supplement no. UBS-8-A-I.
Note Offering

This free writing prospectus relates to two (2) separate Note offerings. Each issuance of offered Notes is linked to one, and only one, Underlying Stock. You may participate in either of the two (2) Note offerings or, at your election, in both of the offerings. This free writing prospectus does not, however, allow you to purchase a Note linked to a basket of both of the Underlying Stocks described below. The Notes will be issued in minimum denominations equal to the Principal Amount and multiples thereof. Each of the two Note offerings is linked to the common stock or the ADS of a different company, and each of the two Note offerings has a different Coupon per Annum, Initial Price and Trigger Price. The indicative Coupon per Annum and Trigger Price for each Note offering are listed below. The actual Coupon per Annum, Initial Price and Trigger Price for each Note offering will be set on the Trade Date. The performance of each Note offering will not depend on the performance of the other Note offering.

Underlying Stock	Coupon per Annum*	Initial Price	Trigger Price	CUSIP	ISIN

Common Stock of Advanced Micro Devices, Inc.	8.50%-10.50%		75% of Initial Price	46634E536	US46634E5362

American Depositary Shares of Barclays PLC	8.75%-10.75%		75% of Initial Price	46634E528	US46634E5289

* Paid monthly in arrears in 24 equal installments.

See “Additional Information about JPMorgan Chase & Co. and the Notes” in this free writing prospectus. Each Note we are offering will have the terms specified in the prospectus dated November 21, 2008, the prospectus supplement dated November 21, 2008, product supplement no. UBS-8-A-I dated April 3, 2009 and this free writing prospectus. See “Key Risks” in this free writing prospectus and “Risk Factors” in the accompanying product supplement no. UBS-8-A-I for risks related to investing in the Notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this free writing prospectus or the accompanying prospectus, prospectus supplement and product supplement no. UBS-8-A-I. Any representation to the contrary is a criminal offense.

	Price to Public(1)		Fees and Commissions(2)		Proceeds to Us
Offering of Notes	Total	Per Note	Total	Per Note	Total	Per Note

Advanced Micro Devices, Inc.		100%		2.75%		97.25%

Barclays PLC		100%		2.75%		97.25%

(1) The price to the public includes the cost of hedging our obligations under the Notes through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. For additional related information, please see “Use of Proceeds” beginning on page PS-17 of the accompanying product supplement no. UBS-8-A-I and “Supplemental Underwriting Information (Conflicts of Interest)” in this free writing prospectus.

(2) UBS Financial Services Inc., which we refer to as UBS, will receive a commission that will depend on market conditions on the Trade Date. In no event will the commission received by UBS exceed 2.75% of the principal amount per Note.

The Notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

UBS Financial Services Inc.

Additional Information about JPMorgan Chase & Co. and the Notes

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov and searching company filings for the term “JPMorgan Chase & Co.” Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. UBS-8-A-I and this free writing prospectus if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

This free writing prospectus relates to two (2) separate Note offerings. Each issue of the offered Notes is linked to one, and only one, Underlying Stock. The purchaser of a Note will acquire a security linked to a single Underlying Stock (not to a basket or index that includes the other Underlying Stock). You may participate in either of the two (2) Note offerings or, at your election, in both of the offerings. We reserve the right to withdraw, cancel or modify either offering and to reject orders in whole or in part. While each Note offering relates only to a single Underlying Stock identified on the cover page, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to that Underlying Stock (or any other Underlying Stock) or as to the suitability of an investment in the Notes.

You should read this free writing prospectus together with the prospectus dated November 21, 2008, as supplemented by the prospectus supplement dated November 21, 2008, relating to our Series E medium-term Notes of which these Notes are a part, and the more detailed information contained in product supplement no. UBS-8-A-I dated April 3, 2009. This free writing prospectus, together with the documents listed below, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. UBS-8-A-I, as the Notes involve risks not associated with conventional debt securities.

You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

®	Product supplement no. UBS-8-A-I dated April 3, 2009: http://www.sec.gov/Archives/edgar/data/19617/000119312509071826/d424b21.pdf

®	Prospectus supplement dated November 21, 2008: http://www.sec.gov/Archives/edgar/data/19617/000089109208005661/e33600_424b2.pdf

®	Prospectus dated November 21, 2008: http://www.sec.gov/Archives/edgar/data/19617/000089109208005658/e33655_424b2.pdf

As used in this free writing prospectus, the “Company,” “we,” “us” or “our” refers to JPMorgan Chase & Co.

Investor Suitability

The Notes may be suitable for you if, among other considerations:

®	You have a moderate to high risk tolerance.

®

You are willing to receive physical delivery of shares of the applicable Underlying Stock at maturity that will likely be worth less than your principal and may have no value at all, meaning you may lose some or all of your principal.

®	You believe the market price of the applicable Underlying Stock is not likely to appreciate by more than the value of the coupons paid on the applicable Notes.

®	You believe the Final Price of the applicable Underlying Stock is not likely to be below the applicable Trigger Price on the Final Valuation Date.

®	You are willing to make an investment that will be exposed to the same downside price risk as an investment in the applicable Underlying Stock.

®	You are willing to make an investment with upside limited to the applicable Coupon per Annum.

®	You are willing to accept the risk of fluctuations in the market price of the applicable Underlying Stock.

®	You are willing to invest in the Notes based on the anticipated Coupon per Annum range (the actual applicable Coupon per Annum will be determined on the Trade Date).

®	You are willing to hold the Notes to maturity, a term of 24 months, and accept that there may be little or no secondary market for the Notes.

®	You are comfortable with the creditworthiness of JPMorgan Chase & Co., as Issuer of the Notes.

The Notes may not be suitable for you if, among other considerations:

®	You seek an investment that is 100% principal protected.

®	You are not willing to receive physical delivery of shares of the applicable Underlying Stock at maturity.

®	You believe the market price of the applicable Underlying Stock is likely to appreciate by more than the value of the coupons paid on the applicable Notes.

®	You believe the Final Price of the applicable Underlying Stock is likely to be below the applicable Trigger Price on the Final Valuation Date.

®	You are not willing to accept the risks of owning equities in general and the applicable Underlying Stock in particular.

®	You seek an investment with unlimited upside.

®	You prefer lower risk and, therefore, accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings that bear interest at a prevailing market rate.

®	You are unwilling or unable to hold the Notes to maturity.

®	You seek an investment for which there will be an active secondary market.

®	You are unwilling or unable to assume the credit risk associated with JPMorgan Chase & Co., as Issuer of the Notes.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting, and other advisers have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” on page 8 of this free writing prospectus and “Risk Factors” in the accompanying product supplement no. UBS-8-A-I for risks related to an investment in the Notes.

Common Terms for Each Offering of the Notes

Issuer:	JPMorgan Chase & Co.

Underlying Stocks:	Common Stock of Advanced Micro Devices, Inc.
American Depositary Shares of Barclays PLC

Principal Amount per Note:	Equal to the Initial Price (as defined below) of the applicable Underlying Stock

Term:	24 months(1)

Coupon Payment:	Coupons paid in arrears in twenty-four equal monthly payments based on the Coupon per Annum for each Underlying Stock, regardless of the performance of the applicable Underlying Stock. The Coupon per Annum for each Underlying Stock is expected to be between 8.50% and 10.50% for Notes linked to the common stock of Advanced Micro Devices, Inc. and between 8.75% and 10.75% for Notes linked to the ADS of Barclays PLC. The actual coupon rates will be determined on the Trade Date.

1st Installment through 24th Installment(2):	For Notes linked to the common stock of Advanced Micro Devices, Inc.: 0.79167%
For Notes linked to the common stock of Barclays PLC: 0.81250%

Trigger Price(3):	For Notes linked to the common stock of Advanced Micro Devices, Inc.: 75.00% of the Initial Price. For Notes linked to the ADS of Barclays PLC: 75.00% of the Initial Price.

Payment at Maturity (per Note)(3):	If the Final Price of the applicable Underlying Stock is not below the applicable Trigger Price on the Final Valuation Date, at maturity we will pay you an amount in cash equal to your principal amount plus accrued and unpaid interest.

If the Final Price of the applicable Underlying Stock is below the applicable Trigger Price on the Final Valuation Date, at maturity we will deliver to you one share of the applicable Underlying Stock (subject to adjustments) for each Note you own plus accrued and unpaid interest.

Neither Note is fully principal protected. The principal protection on your Notes is contingent. The shares of the applicable Underlying Stock you may receive at maturity will likely be worth less than your principal and may have no value at all.

Share Delivery Amount:	One share of the applicable Underlying Stock, subject to adjustments upon the occurrence of certain corporate events affecting the applicable Underlying Stock. See “General Terms of Notes — Anti-Dilution Adjustments” in the accompanying product supplement no. UBS- 8-A-I.

Initial Price:	The closing price of the applicable Underlying Stock on the Trade Date.

Final Price:	The closing price of the applicable Underlying Stock on the Final Valuation Date.

(1) In the event that we make any change to the actual Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed to ensure that the stated term of the Notes remains the same.

(2) Based on an assumed Coupon per Annum of 9.50% (9.50% / 12 = 0.79167%) for Notes linked to the common stock of Advanced Micro Devices, Inc. and 9.75% (9.75% / 12 = 0.81250%) for Notes linked to the ADS of Barclays PLC; actual rates to be determined on the Trade Date and may be less than 9.50% and 9.75% for Notes linked to the common stock of Advanced Micro Devices, Inc. and the ADS of Barclays PLC, respectively. Coupon payments will be paid on the Coupon Payment Dates listed in the table of Coupon Payment Dates on page 5 of this free writing prospectus.

(3) Any payment at maturity and Coupon Payments are dependent on the ability of JPMorgan Chase & Co. to satisfy its obligations when they become due.

Determining Payment at Maturity

  If the market price of the applicable Underlying Stock on the Maturity Date is less than its Initial Price, the shares you receive at maturity will be worth less than the principal amount of your Notes.

  If the market price of the applicable Underlying Stock on the Maturity Date is greater than its Initial Price, the shares you receive at maturity will be worth more than the principal amount of your Notes. Such an increase in price is not likely to occur.

Your Notes are not fully principal protected. The shares you may receive at maturity in all likelihood will be worth less than your principal and may have no value at all.

Coupon Payment Dates

Coupon will be paid in arrears in twenty-four equal monthly installments on the coupon payment dates listed below:

April 19, 2010	April 19, 2011
May 19, 2010	May 19, 2011
June 21, 2010	June 20, 2011
July 19, 2010	July 19, 2011
August 19, 2010	August 19, 2011
September 20, 2010	September 19, 2011
October 19, 2010	October 19, 2011
November 19, 2010	November 21, 2011
December 20, 2010	December 19, 2011
January 19, 2011	January 19, 2012
February 22, 2011	February 21, 2012
March 21, 2011	March 19, 2012

Hypothetical Examples

Hypothetical Examples — Note Returns at Maturity

The following examples illustrate the payment at maturity on a hypothetical offering of the Notes linked to a hypothetical Underlying Stock assuming the following*:

Term:	24 months
Initial Price of the Underlying Stock:	$20.00 per share
Trigger Price:	$15.00 (75% of the Initial Price)
Principal Amount:	$20.00 per Note (equal to the Initial Price)
Dividend yield on the Underlying Stock**:	1.66% during the term of the Notes (0.83% annual dividend yield)
Coupon per Annum***:	8.50% (or $0.1417 per monthly period)

*

Actual Coupon per Annum and other terms for each Note to be set on the Trade Date. The actual value of the Coupon Payments you will receive over the term of the Notes, the actual market value of one share of the applicable Underlying Stock or the principal amount, as applicable, you may receive at maturity and the actual Trigger Price applicable to your Notes may be more or less than the amounts displayed in this hypothetical and the hypothetical scenarios below, and will depend in part on the Initial Price of the applicable Underlying Stock, which will be set on the Trade Date.

**	Hypothetical dividend yield holders of the Underlying Stock might receive over the term of the Notes.
***

Coupon payments will be paid in arrears in monthly installments during the term of the Note on an unadjusted basis. If the actual Coupon per Annum as determined on the Trade Date is less than 8.50%, your coupon payments over the term of the Notes will be lower than the hypothetical coupon payments and total return shown below.

Scenario #1: The Final Price of the applicable Underlying Stock is not below the Trigger Price of $15.00.

Because the Final Price of the Underlying Stock is not below the Trigger Price of $15.00, you will receive at maturity a cash payment equal to the principal amount of the Notes. This investment would outperform an investment in the Underlying Stock if the price appreciation of the Underlying Stock (plus dividends, if any) is less than 17.00%.

If the closing price of the Underlying Stock on the Final Valuation Date is $20.00 (no change in the price of the Underlying Stock):

Payment at Maturity:	$20.00
Coupons:	$3.40 ($0.1417 x 24 = $3.40)
Total:	$23.40
Total Return on the Notes:	17.00%

In this example, the total return on the Notes is 17.00% while the total return on the Underlying Stock is 1.66% (including dividends).

If the closing price of the Underlying Stock on the Final Valuation Date is $26.00 (an increase of 30%):

Payment at Maturity:	$20.00
Coupons:	$3.40 ($0.1417 x 24 = $3.40)
Total:	$23.40
Total Return on the Notes:	17.00%

In this example, the total return on the Notes is 17.00% while the total return on the Underlying Stock is 31.66% (including dividends).

If the closing price of the Underlying Stock on the Final Valuation Date is $17.00 (a decline of 15%):

Payment at Maturity:	$20.00
Coupons:	$3.40 ($0.1417 x 24 = $3.40)
Total:	$23.40
Total Return on the Notes:	17.00%

In this example, the total return on the Notes is 17.00% while the total return on the Underlying Stock is a loss of 13.34% (including dividends).

Scenario #2: The Final Price of the Underlying Stock is below the Trigger Price of $15.00.

Because the Final Price of the Underlying Stock is below the Trigger Price of $15.00, you will receive at maturity one share or ADS of the Underlying Stock for every Note you hold. The value of shares received at maturity and the total return on the Notes at that time depends on the closing price of the Underlying Stock on the Maturity Date.

If the closing price of the Underlying Stock on the Maturity Date is $8.00 (a decline of 60%):

Value of Shares Received:	$8.00
Coupons:	$3.40 ($0.1417 x 24 = $3.40)
Total:	$11.40
Total Return on the Notes:	-43.00%

In this example, the total return on the Notes is a loss of 43.00% while the total return on the Underlying Stock is a loss of 58.34% (including dividends).

If the closing price of the Underlying Stock on the Maturity Date is $11.00 (a decline of 45%):

Value of Shares Received:	$11.00
Coupons:	$3.40 ($0.1417 x 24 = $3.40)
Total:	$14.40
Total Return on the Notes:	-28.00%

In this example, the total return on the Notes is a loss of 28.00% while the total return on the Underlying Stock is a loss of 43.34% (including dividends).

The numbers appearing in these hypothetical examples have been rounded for ease of analysis.

Hypothetical Return Table of the Notes at Maturity

The table below is based on the following assumptions*:

Term:	24 months
Initial Price:	$20.00 per share
Trigger Price:	$15.00 (75% of the Initial Price)
Principal Amount:	$20.00 per Note (equal to the Initial Price)
Dividend yield on the Underlying Stock**:	1.66% during the term of the Notes (0.83% annual dividend yield)
Coupon per Annum***:	8.50% (or $0.1417 per monthly period)

*

Actual Coupon per Annum and other terms for each Note to be set on the Trade Date. The actual value of the Coupon Payments you will receive over the term of the notes, the actual market value of one share of the Underlying Stock or the principal amount, as applicable, you may receive at maturity, and therefore the Total Return at Maturity, and the actual Trigger Price applicable to your Notes may be more or less than the amounts displayed in this hypothetical and the hypothetical table below, and will depend in part on the Initial Price of the Underlying Stock, which will be set on the Trade Date.

**	Hypothetical dividend yield holders of the underlying stock might receive over the term of the Notes.
***

Coupon payment will be paid in arrears in monthly installments during the term of the Note on an unadjusted basis. If the actual Coupon per Annum as determined on the Trade Date is less than 8.50%, your payment at maturity plus coupon payments and total return on the notes at maturity will be lower than the hypothetical amounts shown below.

	Underlying Stock		Trigger Event Does Not Occur(1)		Trigger Event Occurs(2)
		Total Return on the	Payment at	Total Return on	Value of Payment	Total Return on
Final Stock	Stock Price	Underlying Stock	Maturity +	the Notes at	at Maturity +	the Notes at
Price(3)	Return	at Maturity(4)	Coupon Payments(5)	Maturity(6)	Coupon Payments(7)	Maturity(6)(8)

$30.00	50.00%	51.66%	$23.40	17.00%	$33.40	67.00%

$29.00	45.00%	46.66%	$23.40	17.00%	$32.40	62.00%

$28.00	40.00%	41.66%	$23.40	17.00%	$31.40	57.00%

$27.00	35.00%	36.66%	$23.40	17.00%	$30.40	52.00%

$26.00	30.00%	31.66%	$23.40	17.00%	$29.40	47.00%

$25.00	25.00%	26.66%	$23.40	17.00%	$28.40	42.00%

$24.00	20.00%	21.66%	$23.40	17.00%	$27.40	37.00%

$23.00	15.00%	16.66%	$23.40	17.00%	$26.40	32.00%

$22.00	10.00%	11.66%	$23.40	17.00%	$25.40	27.00%

$21.00	5.00%	6.66%	$23.40	17.00%	$24.40	22.00%

$20.00	0.00%	1.66%	$23.40	17.00%	$23.40	17.00%

$19.00	-5.00%	-3.34%	$23.40	17.00%	$22.40	12.00%

$18.00	-10.00%	-8.34%	$23.40	17.00%	$21.40	7.00%

$17.00	-15.00%	-13.34%	$23.40	17.00%	$20.40	2.00%

$16.00	-20.00%	-18.34%	$23.40	17.00%	$19.40	-3.00%

$15.00	-25.00%	-23.34%	$23.40	17.00%	$18.40	-8.00%

$14.00	-30.00%	-28.56%	N/A	N/A	$17.40	-13.00%

$13.00	-35.00%	-33.34%	N/A	N/A	$16.40	-18.00%

$12.00	-40.00%	-38.34%	N/A	N/A	$15.40	-23.00%

$11.00	-45.00%	-43.34%	N/A	N/A	$14.40	-28.00%

$10.00	-50.00%	-48.34%	N/A	N/A	$13.40	-33.00%

$9.00	-55.00%	-53.34%	N/A	N/A	$12.40	-38.00%

$8.00	-60.00%	-58.34%	N/A	N/A	$11.40	-43.00%

$7.00	-65.00%	-63.34%	N/A	N/A	$10.40	-48.00%

$6.00	-70.00%	-68.34%	N/A	N/A	$9.40	-53.00%

(1) A trigger event does not occur if the Final Price of the Underlying Stock is not below the Trigger Price.

(2) A trigger event occurs if the Final Price of the Underlying Stock is below the Trigger Price.

(3) If the Final Price of the Underlying Stock is not below the Trigger Price on the Final Valuation Date, the Final Stock Price represents the closing price of the Underlying Stock as of the Final Valuation Date. If the Final Price of the Underlying Stock is below the Trigger Price on the Final Valuation Date, the Final Stock Price represents the closing price of the Underlying Stock as of the Maturity Date. The stock price range is provided for illustrative purposes only. The actual stock price return may be below -70% and you therefore may lose up to 100% of your initial investment.

(4) The total return on the Underlying Stock at maturity includes a 1.66% cash dividend payment.

(5) Payment consists of the Principal Amount plus Coupon Payments of 8.50% per annum.

(6) The total return on the Notes at maturity includes Coupon Payments of 8.50% per annum.

(7) Value of payment consists of the market value of one share of the Underlying Stock, valued as of the Maturity Date, plus Coupon Payments of 8.50% per annum.

(8) If a Trigger Event occurs, the total return on the Notes at maturity will be positive only in the event that the market price of the Underlying Stock on the Maturity Date is substantially greater than the Final Price of the Underlying Stock on the Final Valuation Date. Such an increase in price is not likely to occur.

The numbers appearing in these hypothetical examples have been rounded for ease of analysis.

What Are the Tax Consequences of the Notes?

You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. UBS-8-A-I, bearing in mind that the Notes do not have an Observation Period or Observation Days. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special tax counsel, Davis Polk & Wardwell LLP, it is reasonable to treat the Notes as units comprising an Option and a debt component for U.S. federal income tax purposes. For each Note offering, we will determine the portion of each Coupon Payment that we will allocate to interest on the debt component and to Premium, respectively, and will provide that allocation in the pricing supplement for the Notes. By purchasing the Notes, you agree to treat the Notes for U.S. federal income tax purposes consistently with our treatment and allocation as described above. If the Notes had priced on March 3, 2010, we would have treated as interest on the debt component and as Premium the following amounts:

		Interest on Debt	Premium Component
Underlying Stock	Coupon per Annum	Component per Annum	per Annum

Advanced Micro Devices, Inc.	9.50%	1.39%	8.11%
Barclays PLC	9.75%	1.39%	8.36%

The actual allocation that we will determine for each Note offering may differ from this hypothetical allocation, and will depend upon a variety of factors, including actual market conditions and our borrowing costs for debt instruments of comparable maturities on the Pricing Date. Assuming this characterization is respected, (a) interest on the debt component will be taxed as ordinary income, while the Premium will not be taken into account prior to maturity or sale, and (b) assuming that you are an initial holder of Notes purchasing the Notes at their issue price for cash, (i) if at maturity the Notes are settled in cash, you will recognize short-term capital gain in an amount equal to the total Premium received, and (ii) if at maturity you receive the Underlying Stock, you generally will not recognize gain or loss with respect to the Premium or the Underlying Stock received; instead, the total Premium will reduce your basis in the Underlying Stock. However, there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt, in which case the timing and character of any income or loss on the Notes could be significantly and adversely affected. In addition, in December 2007, Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the Notes would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for holders of the Notes are the character of income or loss (including whether the Premium might be currently included as ordinary income) and the degree, if any, to which income realized by Non-U.S. Holders should be subject to withholding tax. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice. Non-U.S. Holders should also note that they may be withheld upon at a rate of up to 30% unless they have submitted a properly completed IRS Form W-8BEN or otherwise satisfied the applicable documentation requirements. Purchasers who are not initial purchasers of Notes at the issue price should also consult their tax advisers with respect to the tax consequences of an investment in the Notes, including possible alternative characterizations, as well as the allocation of the purchase price of the Notes between the debt component and the Option.

The discussion in the preceding paragraph, when read in combination with the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of owning and disposing of Notes.

Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in applicable Underlying Stock. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. UBS-8-A-I.

Risks Relating to the Notes Generally

®

Your Investment in the Notes May Result in a Loss — The Notes do not guarantee any return of principal. The payment at maturity will be based on whether the Final Price of the applicable Underlying Stock has declined below the applicable Trigger Price. If the Final Price of the Underlying Stock is less than the Trigger Price on the Final Valuation Date, you will receive at maturity for each Note one share of the applicable Underlying Stock. The market value of one share of the Underlying Stock you may receive at maturity is expected to be less than the principal amount of your Notes and may be zero. Accordingly, you could lose up to the entire principal amount of your Notes.

®

Credit Risk of JPMorgan Chase & Co. — The Notes are senior unsecured debt obligations of the issuer, JPMorgan Chase & Co. and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any element of protection provided at maturity, depends on the ability of JPMorgan Chase & Co. to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of JPMorgan Chase & Co. may affect the market value of the Notes and, in the event JPMorgan Chase & Co. were to default on its obligations, you may not receive any element of protection or any other amounts owed to you under the terms of the Notes.

®

Certain Built-In Costs Are Likely to Affect Adversely the Value of the Notes Prior to Maturity — While the payment at maturity, if any, described in this free writing prospectus is based on the full principal amount of your Notes, the original issue price of the Notes includes UBS’s commission and the estimated cost of hedging our obligations under the Notes. As a result, and as a general matter, the price, if any, at which J.P. Morgan Securities Inc., which we refer to as JPMSI, will be willing to purchase Notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the Maturity Date could result in a substantial loss to you. This secondary market price will also be affected by a number of factors aside from UBS’s commission and our hedging costs, including those set forth under “Many Economic and Market Factors Will Impact the Value of the Notes” below. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

®

Contingent Protection Applies Only if You Hold the Notes to Maturity — Your principal will be protected only if the Final Price of the applicable Underlying Stock is not below the applicable Trigger Price on the Final Valuation Date and the Notes are held to maturity. If the Final Price of the applicable Underlying Stock is below the applicable Trigger Price on the Final Valuation Date, the contingent protection feature will be eliminated and you will be fully exposed at maturity to any decline in the market price of the applicable Underlying Stock. Greater expected volatility with respect to a Note’s applicable Underlying Stock indicates a greater likelihood as of the Trade Date that a stock could close below its Trigger Price on the Final Valuation Date of the Note. A stock’s volatility, however, can change significantly over the term of the Notes. The price of the applicable Underlying Stock for your Note could fall sharply, which could result in a significant loss of principal.

®

Risk of Loss of Contingent Protection on the Final Valuation Date — If the closing price of the applicable Underlying Stock on the Final Valuation Date (i.e., the Final Price) declines below the applicable Trigger Price, you will be fully exposed to any depreciation in the applicable Underlying Stock. Because the Final Price will be determined based on the closing price on a single trading day near the end of the term of the Notes, the price of the applicable Underlying Stock at the Maturity Date or at other times during the term of the Notes could be at a level above the applicable Trigger Price. This difference could be particularly large if there is a significant decrease in the price of the applicable Underlying Stock during the later portion of the term of the Notes or if there is significant volatility in the price of the applicable Underlying Stock during the term of the Notes, especially on dates near the Final Valuation Date.

®

Your Return on the Notes Is Limited to the Principal Amount Plus Accrued Interest, Regardless of any Appreciation in the Value of the Underlying Stock, Except in Limited Circumstances — Unless the applicable Final Price is less than the applicable Trigger Price, for each Note, you will receive the principal amount at maturity plus any accrued and unpaid interest, regardless of any appreciation in the value of the applicable Underlying Stock, which may be significant. Your return on the Notes will not exceed the aggregate amount of the coupons payable over the term of the Notes unless (a) the Final Share Price of the applicable Underlying Stock is less than the applicable Trigger Price and (b) the closing price of the applicable Underlying Stock at maturity plus the Coupon Payments is greater than the applicable Initial Price. This kind of appreciation is not likely to occur in such a short time frame. Accordingly, the return on the Notes may be significantly less than the return on a direct investment in the applicable Underlying Stock during the term of the Notes.

®

Single Stock Risk — The price of the applicable Underlying Stock can rise or fall sharply due to factors specific to that applicable Underlying Stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.

®

No Ownership Rights in the Underlying Stock — As a holder of the Notes, you will not have any ownership interest or rights in the applicable Underlying Stock, such as voting rights or dividend payments. In addition, the issuer of the applicable Underlying Stock will not have any obligation to consider your interests as a holder of the Notes in taking any corporate action that might affect the value of the applicable Underlying Stock and the Notes.

®

No Affiliation with the Underlying Stock Issuer — We are not affiliated with the issuer of the applicable Underlying Stock. We assume no responsibility for the adequacy of the information about the applicable Underlying Stock issuer contained in this free writing prospectus or in product supplement no. UBS-8-A-I. You should make your own investigation into the applicable Underlying Stock and its issuer. We are not responsible for the applicable Underlying Stock issuer’s public disclosure of information, whether contained in SEC filings or otherwise.

®

Lack of Liquidity — The Notes will not be listed on any securities exchange. JPMSI intends to offer to purchase the Notes in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which JPMSI is willing to buy the Notes.

®

Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We and/or our affiliates may also currently or from time to time engage in business with the issuer of the applicable Underlying Stock, including extending loans to, or making equity investments in, the issuer of the applicable Underlying Stock or providing advisory services to the issuer of the applicable Underlying Stock. As a prospective purchaser of the Notes, you should undertake an independent investigation of the issuer of the applicable Underlying Stock as in your judgment is appropriate to make an informed decision with respect to an investment in the Notes.

®

Anti-Dilution Protection Is Limited and May Be Discretionary — Although the calculation agent will adjust the amount payable at maturity by adjusting the number of shares of the applicable Underlying Stock that may be delivered for certain corporate events (such as stock splits and stock dividends) affecting the applicable Underlying Stock, the calculation agent is not required to make an adjustment for every corporate event that can affect the applicable Underlying Stock. If an event occurs that does not require the calculation agent to adjust the number of shares of the applicable Underlying Stock that may be delivered at maturity, the market value of your Notes and the payment at maturity may be materially and adversely affected. You should also be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from what is described in the accompanying product supplement as it deems necessary to ensure an equitable result. Subject to the foregoing, the calculation agent is under no obligation to consider your interests as a holder of the Notes in making these determinations.

®

Hedging and Trading in the Underlying Stock — While the Notes are outstanding, we or any of our affiliates may carry out hedging activities related to the Notes, including in the applicable Underlying Stock or instruments related to the applicable Underlying Stock. We or our affiliates may also trade in the applicable Underlying Stock or instruments related to the applicable Underlying Stock from time to time. Any of these hedging or trading activities as of the Trade Date and during the term of the Notes could adversely affect our payment to you at maturity.

®

Potentially Inconsistent Research, Opinions or Recommendations by JPMSI, UBS or Their Affiliates — JPMSI, UBS or their affiliates may publish research, express opinions or provide recommendations (for example, with respect to the issuer of the applicable Underlying Stock) that are inconsistent with investing in or holding the Notes, and which may be revised at any time. Any such research, opinions or recommendations may or may not recommend that investors buy or hold the applicable Underlying Stock and could affect the value of the applicable Underlying Stock, and therefore the market value of the Notes.

®	Tax Treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax adviser about your tax situation.

®

Potential JPMorgan Chase & Co. Impact on Price — Trading or transactions by JPMorgan Chase & Co. or its affiliates in the applicable Underlying Stock or in futures, options or other derivative products on the applicable Underlying Stock may adversely affect the market value of the applicable Underlying Stock and, therefore, the market value of the Notes.

®

Many Economic and Market Factors Will Influence the Value of the Notes — In addition to the value of the applicable Underlying Stock and interest rates on any trading day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other and which are set out in more detail in product supplement no. UBS-8-A-I.

Risks Relating to Notes Linked to the Barclays PLC ADS

®

There Are Important Differences Between the Rights of Holders of ADSs of Barclays PLC and the Rights of Holders of the Ordinary Shares of Barclays PLC — Because one of the Underlying Stocks is an ADS you should be aware that your return on the Notes is linked to the price of the ADS and not the ordinary shares of Barclays PLC. There are important differences between the rights of holders of ADSs and the rights of holders of the ordinary shares. Each ADS is a security evidenced by American Depositary Receipts that represents four ordinary shares of Barclays PLC. The ADSs are issued pursuant to a deposit agreement, which sets forth the rights and responsibilities of the ADS depositary, Barclays PLC, and holders of the ADSs, which may be different from the rights of holders of the ordinary shares. For example, a company may make distributions in respect of ordinary shares that are not passed on to the holders of its ADSs. Any such differences between the rights of holders of the ADSs and the rights of holders of the ordinary shares of Barclays PLC may be significant and may materially and adversely affect the value of the ADSs and, as a result, the Notes.

®

Fluctuations Relating to Exchange Rates may Affect the Value of your Investment in Notes Linked to the Barclays PLC ADS — Barclays PLC is quoted and traded in U.S. dollars, but represents a foreign stock that is quoted and traded in pounds sterling on the London Stock Exchange and may trade differently from the ADS. In recent years, the exchange rates between the U.S. dollar and the pound sterling have been highly volatile, and this volatility may continue in the future. Risks relating to exchange rate fluctuations generally depend on economic and political events over which we have no control. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur during the term of the Notes. Changes in the exchange rate between the U.S. dollar and pounds sterling may affect the U.S. dollar equivalent of the price of the foreign stock of Barclays PLC on non-U.S. securities markets and, as a result, may affect the value of the Notes. As a consequence, such fluctuations could adversely affect an investment in the Notes. We also will not make any adjustment or change in the terms of the Notes in the event that applicable exchange rates should become fixed, or in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes, or in the event of other developments affecting the U.S. dollar or the pound sterling. You will bear any such risks.

®

An Investment in the Notes Linked to the Barclays PLC ADS may be Subject to Risks Associated with Non-U.S. Securities Markets — Barclays PLC ADS represents foreign stock. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Securities prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

The Underlying Stocks

Included on the following pages is a brief description of the issuers of the Underlying Stocks. This information has been obtained from publicly available sources and is provided for informational purposes only. Set forth below is a table that provides the quarterly high and low closing prices for each Underlying Stock. The information given below is for the four calendar quarters in each of 2005, 2006, 2007, 2008 and 2009. Partial data is provided for the first calendar quarter of 2010. We obtained the closing price information set forth below from the Bloomberg Professional® service (‘’Bloomberg’’) without independent verification. You should not take the historical prices of the applicable Underlying Stock as an indication of future performance.

Each of the Underlying Stocks is registered under the Securities Exchange Act of 1934, as amended (the ‘’Exchange Act’’). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the issuer of each Underlying Stock with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by the issuer of each Underlying Stock under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates. We do not make any representation that these publicly available documents are accurate or complete.

Advanced Micro Devices, Inc.

According to its publicly available filings with the SEC, Advanced Micro Devices, Inc., which we refer to as Advanced Micro Devices, is a global semiconductor company that designs and sells microprocessors, chipsets and graphics processors. The common stock of Advanced Micro Devices, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Advanced Micro Devices in the accompanying product supplement no. UBS-8-A-I. Advanced Micro Devices’ SEC file number is 001-07882.

Historical Information of the Common Stock of Advanced Micro Devices

The following table sets forth the quarterly high and low closing prices for Advanced Micro Devices’ common stock, based on daily closing prices on the primary exchange for Advanced Micro Devices, as reported by Bloomberg. The closing price of the common stock of Advanced Micro Devices on March 2, 2010 was $8.38. The actual Initial Price will be the closing price of Advanced Micro Devices’ common stock on the Trade Date. We obtained the closing prices and other information below from Bloomberg, without independent verification. The closing prices and this other information may be adjusted by Bloomberg Financial Markets for corporate actions such as public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

Since its inception, the price of the common stock of Advanced Micro Devices has experienced significant fluctuations. The historical performance of the common stock of Advanced Micro Devices should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the common stock of Advanced Micro Devices during the term of the Notes. We cannot give you assurance that the performance of the common stock of Advanced Micro Devices will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that Advanced Micro Devices will pay in the future. In any event, as an investor in the Notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Advanced Micro Devices.

Quarter Begin	Quarter End	High Quarterly	Quarterly Low	Close

1/3/2005	3/31/2005	$21.41	$14.86	$16.12

4/1/2005	6/30/2005	$18.21	$14.16	$17.34

7/1/2005	9/30/2005	$25.20	$17.45	$25.20

10/3/2005	12/30/2005	$31.70	$21.00	$30.60

1/3/2006	3/31/2006	$42.10	$32.40	$33.16

4/3/2006	6/30/2006	$35.42	$23.89	$24.42

7/3/2006	9/29/2006	$27.38	$17.39	$24.85

10/2/2006	12/29/2006	$25.38	$20.12	$20.35

1/3/2007	3/30/2007	$20.18	$13.06	$13.06

4/2/2007	6/29/2007	$15.59	$12.71	$14.30

7/2/2007	9/28/2007	$15.84	$11.64	$13.20

10/1/2007	12/31/2007	$14.55	$7.32	$7.50

1/2/2008	3/31/2008	$8.00	$5.53	$5.89

4/1/2008	6/30/2008	$7.78	$5.78	$5.83

7/1/2008	9/30/2008	$6.34	$4.19	$5.25

10/1/2008	12/31/2008	$4.74	$1.80	$2.16

1/2/2009	3/31/2009	$3.56	$2.00	$3.05

4/1/2009	6/30/2009	$4.82	$3.02	$3.87

7/1/2009	9/30/2009	$6.08	$3.36	$5.66

10/1/2009	12/31/2009	$9.91	$4.60	$9.68

1/4/2010	3/2/2010*	$9.71	$7.19	$8.38

*

As of the date of this free writing prospectus available information for the first calendar quarter of 2010 includes data for the period from January 4, 2010 through March 2, 2010. Accordingly, the ‘‘Quarterly High,’’ ‘‘Quarterly Low’’ and ‘‘Close’’ data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2010.

The graph below illustrates the weekly performance of Advanced Micro Devices’ common stock from January 1, 1999 through February 26, 2010, based on information from Bloomberg without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The dotted line represents a hypothetical Trigger Price, equal to 75% of the closing price on February 26, 2010. The actual Trigger Price will be based on the closing price of Advanced Micro Devices’ common stock on the Trade Date.

Past performance of the Underlying Stock is not indicative of the future performance of the Underlying Stock.

Barclays PLC

According to its publicly available filings with the SEC, Barclays PLC, a UK Company, is a major global financial services provider engaged in retail and commercial banking, credit cards, investment banking, wealth management and investment management services worldwide. The ADS, representing four ordinary shares of the common stock of Barclays PLC (which we refer to as the “Barclays PLC ADS”), are registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, are listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Barclays PLC ADS in the accompanying product supplement no. UBS-8-A-I. Barclays PLC’s SEC file number is 001-09246.

Historical Information of the Barclays PLC ADS

The following table sets forth the quarterly high and low closing prices of the Barclays PLC ADS, based on daily closing prices on the primary exchange for the Barclays PLC ADS, as reported by Bloomberg. The closing price of the Barclays PLC ADS on March 2, 2010 was $19.24. The actual Initial Price will be the closing price of the Barclays PLC ADS on the Trade Date. We obtained the closing prices and other information below from Bloomberg, without independent verification. The closing prices and this other information may be adjusted by Bloomberg Financial Markets for corporate actions such as public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

Since its inception, the price of the Barclays PLC ADS has experienced significant fluctuations. The historical performance of the Barclays PLC ADS should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the Barclays PLC ADS during the term of the Notes. We cannot give you assurance that the performance of the Barclays PLC ADS will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that Barclays PLC will pay in the future. In any event, as an investor in the Notes, you will not be entitled to receive dividends, if any, that may be payable on the Barclays PLC ADS.

Quarter Begin	Quarter End	High Quarterly	Quarterly Low	Close

1/3/2005	3/31/2005	$46.76	$41.05	$41.44

4/1/2005	6/30/2005	$43.01	$37.94	$39.94

7/1/2005	9/30/2005	$42.53	$38.85	$40.78

10/3/2005	12/30/2005	$42.73	$37.57	$42.08

1/3/2006	3/31/2006	$47.76	$42.03	$46.80

4/3/2006	6/30/2006	$51.02	$43.29	$45.78

7/3/2006	9/29/2006	$51.49	$43.23	$50.77

10/2/2006	12/29/2006	$58.38	$51.48	$58.14

1/3/2007	3/30/2007	$62.46	$53.35	$56.94

4/2/2007	6/29/2007	$60.37	$55.79	$55.79

7/2/2007	9/28/2007	$60.35	$46.61	$48.62

10/1/2007	12/31/2007	$54.48	$39.86	$40.37

1/2/2008	3/31/2008	$41.39	$32.27	$36.20

4/1/2008	6/30/2008	$39.89	$23.15	$23.15

7/1/2008	9/30/2008	$32.50	$20.76	$24.70

10/1/2008	12/31/2008	$25.90	$7.37	$9.80

1/2/2009	3/31/2009	$10.97	$3.07	$8.50

4/1/2009	6/30/2009	$20.50	$9.30	$18.44

7/1/2009	9/30/2009	$25.39	$18.41	$23.64

10/1/2009	12/31/2009	$25.15	$17.41	$17.60

1/4/2010	3/2/2010*	$20.98	$16.44	$19.24

*

As of the date of this free writing prospectus available information for the first calendar quarter of 2010 includes data for the period from January 4, 2010 through March 2, 2010. Accordingly, the ‘’Quarterly High,’’ ‘’Quarterly Low’’ and ‘’Close’’ data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2010.

The graph below illustrates the weekly performance of the Barclays PLC ADS from January 1, 1999 through February 26, 2010, based on information from Bloomberg without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The dotted line represents a hypothetical Trigger Price, equal to 75% of the closing price on February 26, 2010. The actual Trigger Price will be based on the closing price of the Barclays PLC ADS on the Trade Date.

Past performance of the Underlying Stock is not indicative of the future performance of the Underlying Stock.

Supplemental Underwriting Information (Conflicts of Interest)

We own, directly or indirectly, all of the outstanding equity securities of JPMSI. The net proceeds received from the sale of the Notes will be used, in part, by JPMSI or one of its affiliates in connection with hedging our obligation under the Notes.

We have agreed to indemnify UBS and JPMSI against liabilities under the Securities Act of 1933, as amended, or to contribute payments that UBS may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We have agreed that UBS may sell all or a part of the Notes that it purchases from us to its affiliates at the price indicated on the cover of this free writing prospectus.

Subject to regulatory constraints, JPMSI intends to offer to purchase the Notes in the secondary market, but it is not required to do so.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes and JPMSI and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Use of Proceeds” beginning on page PS-17 of the accompanying product supplement no. UBS-8-A-I.

The total aggregate principal amount of Notes being offered by this free writing prospectus may not be purchased by investors in the offering. Under these circumstances, JPMSI will retain the unsold portion of the offering and has agreed to hold such Notes for investment for a period of at least 30 days. The unsold portion of Notes will not exceed 15% of the aggregate principal amount of Notes. See “Underwriting” beginning on page PS-40 of the accompanying product supplement no. UBS-8-A-I for additional information.

We expect that delivery of the notes will be made against payment for the notes on or about the settlement date set forth on the front cover of this term sheet, which will be the fourth business day following the expected pricing date of the notes (this settlement cycle being referred to as T+4). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the pricing date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.